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Exhibit (a)(1)(I)

SUPPLEMENT TO THE OFFER TO PURCHASE
FOR CASH DATED DECEMBER 23, 2002
BY MEEMIC HOLDINGS, INC.
FOR ANY AND ALL OF ITS COMMON STOCK
AT $29.00 NET PER SHARE

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 23, 2003, UNLESS THE OFFER IS EXTENDED. IF YOU HAVE ALREADY TENDERED YOUR SHARES OF COMMON STOCK OF MEEMIC HOLDINGS, INC., NO FURTHER ACTION IS REQUIRED ON YOUR PART UNLESS YOU WISH TO WITHDRAW YOUR SHARES. IF YOU DO WISH TO WITHDRAW YOUR SHARES, SEE "SECTION 4. WITHDRAWAL RIGHTS" IN THE OFFER TO PURCHASE.

        MEEMIC Holdings, Inc., a Michigan corporation ("MEEMIC Holdings"), invites its shareholders to tender shares of common stock, no par value (the "Shares"), for $29.00 per Share net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2002 (the "Offer to Purchase"), as amended by this Supplement, and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). The Offer is subject to certain conditions. See "Section 8. Conditions of the Offer."

        The information in this Supplement amends and supplements the Offer to Purchase. This Supplement should be read in conjunction with the Offer to Purchase. The terms and conditions previously set forth in the Offer to Purchase and the Letter of Transmittal previously mailed to shareholders remain applicable in all respects to the Offer. Terms used but not defined herein have the meaning set forth in the Offer to Purchase. Cross-referenced text refers to Sections within the Offer to Purchase, as amended by this Supplement, unless otherwise noted. Shareholders are urged to read the Offer to Purchase, this Supplement and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 9, 2002, among ProNational Insurance Company, Meemic Merger Corp. and MEEMIC Holdings (as amended on September 18, 2002, the "Merger Agreement"), which was approved by shareholders on December 10, 2002. We are offering to purchase all of our issued and outstanding Shares other than those owned by ProNational Insurance Company, which has agreed to be excluded from the Offer pursuant to the Merger Agreement. Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Tendering Agent and either deliver the certificates for such Shares along with the Letter of Transmittal to the Tendering Agent or tender such Shares pursuant to the procedures for book-entry transfer set forth in "Section 3. Procedures for Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. DO NOT SEND YOUR TENDER DOCUMENTS DIRECTLY TO MEEMIC HOLDINGS.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Tendering Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

        THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 9, 2003

TABLE OF CONTENTS

SUMMARY TERM SHEET		2
INTRODUCTION		3
THE OFFER		3
1.	Terms of the Offer; Expiration Date	3
2.	Acceptance for Payment and Payment for Shares	4
3.	Procedures for Tendering Shares	4
4.	Withdrawal Rights	4
8.	Conditions of the Offer	4
10.	Miscellaneous	5
SPECIAL FACTORS		5
12.	Purposes of the Offer	5
13.	Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement	5
14.	Opinion of the Financial Advisor to the Exploratory Committee	7
17.	Certain Effects of the Offer and Merger	7
INFORMATION ABOUT MEEMIC HOLDINGS		7
25	Incorporation of Certain Documents by Reference	7
26.	Additional Information	7

SUMMARY TERM SHEET

        When will MEEMIC Holdings pay for the Shares I tender?    The first sentence is hereby revised to read as follows:

          We will pay $29.00 per share, net in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer.

        What does MEEMIC Holdings' Board of Directors think of the Offer?    The first and third paragraphs are hereby revised to read as follows:

          Our Board of Directors, based upon the unanimous recommendation of a committee of independent directors of the Board (the "Exploratory Committee") and various other factors, (a) unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of our unaffiliated shareholders and (b) unanimously approved the Offer, the Merger and the transactions contemplated by the Merger Agreement. To the best of our knowledge, after reasonable inquiry, the officers and directors of MEEMIC Holdings intend to tender their Shares pursuant to the Offer. See "Section 13. Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement."

* * * * *

          ProNational believes that the Offer and Merger are fair to MEEMIC Holdings and our independent shareholders. ProNational has expressly relied upon and adopted the analyses contained in the opinion of Raymond James & Associates, Inc. delivered to MEEMIC Holdings' Board in arriving at its conclusions that the Merger Agreement is fair to MEEMIC Holdings and our independent shareholders. "Section 13. Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement."

        How were the terms of the Offer and the Merger determined?    The second to last sentence is hereby amended to read as follows:

  The shareholders approved the Merger Agreement, including the Offer and the Merger contemplated by the Merger Agreement, at their annual meeting on December 10, 2002, with 65.9% of the Shares held by the unaffiliated shareholders voting for approval of the Merger Agreement.

INTRODUCTION

        The sixth paragraph under "Introduction" in the Offer to Purchase is amended to read as follows:

          Our Board of Directors, based upon the unanimous recommendation of the Exploratory Committee and various other factors, both positive and negative, (a) unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (attached to this Offer to Purchase as Annex B) are fair to and in the best interest of our unaffiliated shareholders (that is, shareholders other than ProAssurance and its affiliates and associates (our "Independent Shareholders")) and (b) unanimously approved the Merger Agreement and the transactions contemplated by the Agreement, including the Offer and the Merger. Because the Merger Agreement was approved by shareholders and MEEMIC Holdings is now obligated to make the Offer pursuant to the Merger Agreement, our Board of Directors does not make any further recommendation as to whether any shareholder should tender any of or all such shareholder's Shares pursuant to the Offer. You must make your own decision whether to tender Shares and, if so, how many Shares to tender. No person has been authorized to make any recommendation on behalf of MEEMIC Holdings as to whether shareholders should tender or refrain from tendering Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If made or given, such recommendation and such information and representations must not be relied upon as having been authorized by MEEMIC Holdings.

THE OFFER

1.
Terms of the Offer; Expiration Date The fourth paragraph under this Section is amended to read as follows:

          Subject to the terms and conditions of the Offer, MEEMIC Holdings expressly reserves the right, in its sole discretion, at any time and regardless of whether or not any of the events set forth in "Section 8. Conditions of the Offer" shall have occurred or shall be deemed by MEEMIC Holdings to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of any Shares by giving oral or written notice of such extension to the Information Agent and the Tendering Agent and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Section 4. Withdrawal Rights". The Company also expressly reserves the right, in its sole discretion, to withdraw or terminate the Offer to the extent permitted by the Merger Agreement and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for. The Merger Agreement requires MEEMIC Holdings to make the Offer and consummate the Offer subject to the satisfaction of the Offer Conditions. Additionally, the Company expressly reserves the right, subject to applicable law, to postpone payment for Shares under circumstances including but not limited to the occurrence of any of the conditions specified in "Section 8. Conditions of the Offer" by notifying the Information Agent and Tendering Agent and making a public announcement thereof.

2.
Acceptance for Payment and Payment for Shares The second paragraph under this Section is amended to read as follows:

          Subject to applicable rules of the SEC, MEEMIC Holdings expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to obtain any required governmental approvals. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tendering Agent of (1) the Certificates or timely confirmation (a Book-Entry Confirmation) of a book-entry transfer of such Shares into the Tendering Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "Section 3. Procedures for Tendering Shares", (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

3.
Procedures for Tendering Shares The third sentence of the paragraph entitled "Determination of Validity" under this Section is amended to read as follows:

          MEEMIC Holdings also reserves the absolute right to waive any defect or irregularity in the tender of any particular Shares or any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and MEEMIC Holdings' interpretation of the terms and conditions of the Offer will be final and binding on all persons.

4.
Withdrawal Rights The first sentence under this Section is amended to read as follows:

          Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by MEEMIC Holdings pursuant to the Offer, may also be withdrawn at any time on or after February 21, 2003.

8.
Conditions of the Offer Offer Condition (vi) under this Section is amended to read as follows:

          (vi)    the Merger Agreement has been terminated under certain circumstances, including (1) the occurrence of a material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement which has not been cured within two business days of notice of such breach, (2) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable, (3) if MEEMIC Holdings' Board of Directors or a committee thereof determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to MEEMIC Holdings' shareholders, (4) if the Offer or Merger has not been consummated on or before February 28, 2003, or (5) if any of the conditions to a party's obligation to consummate the transactions contemplated in the Merger Agreement has become impossible to satisfy if such party has used its commercially reasonable efforts and acted in good faith in attempting to satisfy all such conditions and is not then in breach.

        The first sentence of the second to last paragraph under this Section is amended to read as follows:

          The foregoing conditions are for the benefit of MEEMIC Holdings, and may be asserted by MEEMIC Holdings under the Agreement, regardless of the circumstances giving rise to any such condition and, except as set forth in the next sentence, any such condition may be waived by MEEMIC Holdings, in whole or in part, at any time and from time to time prior to the Expiration Date in such party's sole and reasonable discretion.

10.
Miscellaneous The last paragraph under this Section is amended to read as follows:

          MEEMIC Holdings has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, ProAssurance, Professionals Group, ProNational, Merger Sub and Dr. Crowe, by virtue of their relationship with MEEMIC Holdings, are considered by the SEC to be co-bidders in the Offer and have also filed with the SEC a Schedule TO furnishing certain additional information with respect to the Offer. Such Schedules TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "Section 27. Available Information" (except that they will not be available at the regional offices of the SEC).

SPECIAL FACTORS

12.
Purposes of the Offer The following sentence is added after the first sentence in this Section:

  Shares tendered pursuant to the Offer and accepted for payment will be canceled in accordance with applicable law and will cease to be outstanding.

13.
Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement The fifth paragraph under the subsection captioned "MEEMIC Holdings" of this Section is amended to read as follows:

          In finding that the Merger Agreement was fair to and in the best interests of the Independent Shareholders, the Board (including Dr. Crowe, individually and as a member of the Board) relied on the factors (enumerated below) relied on by the Exploratory Committee and on the recommendation of the Exploratory Committee that the Board approve the Merger Agreement and adopted the analysis stated below of the Exploratory Committee of the fairness of the Merger Agreement.

        Clauses (d) and (f) under the sixth paragraph of this subsection are amended to read as follows:

          (d)    presentations by Raymond James regarding the insurance industry and the financial, operating and stock price history of MEEMIC Holdings, including considerations of current market prices, historical market prices, comparable transactions, comparable companies, net book value and going concern value which are reflected in the reports presented by Raymond James to the full Board of MEEMIC Holdings on March 15, 2002 and June 12, 2002, and in the fairness opinion of Raymond James, the analysis of which was adopted by the Exploratory Committee;

          (f)    that the terms of the Merger Agreement were determined through good faith negotiations and discussions between the Exploratory Committee, representatives of ProNational and their respective advisors, that these negotiations and discussions had led to an increase in the original price supported by the representatives of ProNational and in other changes in the terms of the Merger Agreement, the belief of each member of the Exploratory Committee that, in his business judgment, based on these negotiations and discussions, the financial analyses of MEEMIC Holdings performed by Raymond James and the various other information presented to and available to the Committee, the $29.00 price per Public Share is fair and that ProNational would not support an increase in the Offer Price above $29.00 per Public Share, which indicated that it could not obtain a higher price for the Public Shares through further negotiation;

        Clause (ii) of the first sentence of the fourth to last paragraph under this subsection is amended to read as follows:

          (ii)    the Exploratory Committee, consisting of two directors who are not employed by or affiliated with ProAssurance or its subsidiaries, were appointed to and did represent the interests of the Independent Shareholders, and negotiated on a good faith basis with ProNational on behalf of, the Independent Shareholders;

        The third sentence of the third to last paragraph under this subsection is amended to read as follows:

  In this regard, the Committee and the Board noted the good faith negotiating process by which the $29.00 per share price was determined and the fact that the Committee was under no obligation to proceed with a transaction of any kind.

        The first paragraph under the subsection captioned "ProNational, Merger Sub, Professionals Group and ProAssurance" of this Section is amended to read as follows:

          None of ProNational, Merger Sub, Professionals Group or ProAssurance had any involvement in the Exploratory Committee's evaluation of the fairness of the price to be paid under the Merger Agreement to the Independent Shareholders and did not undertake any formal evaluation of their own as to the fairness to the Independent Shareholders. ProNational, Merger Sub, Professionals Group and ProAssurance relied upon and adopted the same factors, and the bases therefor, considered by the Exploratory Committee in evaluating the fairness of the Merger Agreement, as set forth above. ProNational, Merger Sub, Professionals Group and ProAssurance considered such factors to have the same impact on their fairness determination as did the Exploratory Committee and adopt the analysis stated above of the Exploratory Committee of the fairness of the Merger Agreement. ProNational, Merger Sub, Professionals Group and ProAssurance also considered the fact that the Exploratory Committee had received the written opinion of Raymond James addressed to the Exploratory Committee to the effect that, as of the date thereof, the $29.00 per Public Share to be received by the Independent Shareholders in the Offer and Merger is fair to the Independent Shareholders from a financial point of view, and the fact that ProNational, Merger Sub, Professionals Group and ProAssurance determined such price on a good faith basis with the Exploratory Committee, assisted by the Exploratory Committee's independent legal and financial advisors. ProNational, Merger Sub, Professionals Group and ProAssurance believe that these factors, each of which favorably impacted ProNational's, Merger Sub's, Professionals Group's and ProAssurance's determinations as to fairness, when considered together, provide a reasonable basis for ProNational, Merger Sub, Professionals Group and ProAssurance to believe, as they do, that the Offer and Merger are fair to the Independent Shareholders. ProNational, Merger Sub, Professionals Group and ProAssurance did not attach specific relative weights to the factors considered in reaching their views as to fairness, except that ProNational, Merger Sub, Professionals Group and ProAssurance placed particular emphasis on the recommendation of the Exploratory Committee and the assessment of Raymond James that the price is fair and that the premium over historical market prices represented by the consideration to be paid pursuant to the Merger Agreement is comparable to other similar transactions.

        The following paragraph should be added at the end of this subsection:

          With regard to procedural fairness, ProNational, Merger Sub, Professionals Group and ProAssurance did not undertake any formal evaluation of their own as to the procedural fairness to the Independent Shareholders. ProNational, Merger Sub, Professionals Group and ProAssurance relied upon and adopted the same factors, and the bases therefor, considered by the Exploratory Committee in evaluating the procedural fairness of the Merger Agreement as set forth above, particularly that: (i) the Independent Shareholders had the right to approve or not approve the Merger Agreement; (ii) the Exploratory Committee, consisting of two directors who are not employed by or affiliated with ProAssurance or its subsidiaries, was appointed to and did represent the interests of the Independent Shareholders, and negotiated on a good faith basis with ProNational on behalf of, the Independent Shareholders; (iii) the Exploratory Committee retained and was advised by independent legal counsel; and (iv) the Exploratory Committee retained

  Raymond James as independent financial advisor to assist it in evaluating the consideration to be paid under the Merger Agreement.

14.
Opinion of the Financial Advisor to the Exploratory Committee The third paragraph of this Section has been amended to add the following to the end of the paragraph:

  In light of the fact that the Exploratory Committee has no further determination to make with regard to the fairness of the Merger Agreement or the Merger Consideration and that MEEMIC Holdings is obligated to make the Offer pursuant to the Merger Agreement, it currently does not intend to obtain an update of Raymond James' opinion.

17.
Certain Effects of the Offer and Merger The fifth sentence of the third paragraph of this Section is amended to read as follows:

  It is the present intention of ProNational to seek to cause MEEMIC Holdings to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as MEEMIC Holdings is eligible for such termination, allowing MEEMIC Holdings to eliminate certain direct overhead costs of approximately $100,000 per year (primarily filing fees, printing costs and the fees and expenses of various professional advisors and service providers of MEEMIC Holdings) which relate exclusively to MEEMIC Holdings being a public company.

INFORMATION ABOUT MEEMIC HOLDINGS

25.
Incorporation of Certain Documents by Reference The third paragraph of this Section is amended to read as follows:

          Any document incorporated by reference in this Offer to Purchase and not delivered to you with this Offer to Purchase can be obtained upon written request to Christine C. Schmitt, Corporate Secretary, MEEMIC Holdings, Inc., 691 N. Squirrel Road, Auburn Hills, Michigan 48326, telephone (888) 463-3642. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding paragraph.

26.
Additional Information The first paragraph of this Section is amended to read as follows:

          Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, MEEMIC Holdings, as issuer of the class of equity securities that are the subject of the Rule 13e-3 transaction, together with ProAssurance, Professionals Group, ProNational, Merger Sub, and Dr. Crowe have filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 relating to the transactions contemplated by the Merger Agreement. In addition, ProAssurance, Professionals Group, ProNational, Merger Sub and Dr. Crowe, by virtue of their relationship with MEEMIC Holdings, are considered by the SEC to be co-bidders in the Offer and have filed with the SEC a Tender Offer Statement on Schedule TO furnishing certain additional information with respect to the Offer. As permitted by the rules and regulations of the SEC, this Offer to Purchase omits certain information, exhibits and undertakings contained in the Schedule 13E-3 and the Schedule TO. Such additional information can be inspected at and obtained from the SEC and the Nasdaq Stock Market in the manner set forth below under "Section 27. Available Information."

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of MEEMIC Holdings or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Tendering Agent at one of its addresses set forth below. Do not send any tender documents directly to MEEMIC Holdings.

The Tendering Agent for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail	By Facsimile Transmission:	By Hand/Overnight Delivery:
Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606 (registered or certified mail recommended)	(Eligible Institutions Only) (201) 296-4293 Confirm Facsimile by Telephone: (201) 296-4860	By Hand: Mellon Investor Services LLC 120 Broadway 13th Floor New York, NY 10271 Overnight Courier: Mellon Investor Services LLC Mail Stop — Reorg 85 Challenger Road Ridgefield Park, NJ 07660

        Any questions or requests for assistance or for additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MELLON INVESTOR SERVICES LLC

85 Challenger Road
Ridgefield Park, New Jersey 07660
or
CALL TOLL-FREE (866) 293-6620

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  Exhibit (a)(1)(I)